                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                          Date of Report: May 27, 2005
                        (Date of earliest event reported)

                              COMMON HORIZONS, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                        333-119366             72-1580195
(State or other jurisdiction of     (Commission File No.)     (IRS Employer
       incorporation)                                       Identification No.)

                          One Gateway Center, Suite 504
                                Newton, MA 02458
                    (Address of Principal Executive Offices)

                                 (617) 244-1616
               (Registrant's telephone number including area code)

                                620 Tam O'Shanter
                               Las Vegas, NV 89109
                                 (702) 989-0739
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

         Subscription Agreement. On May 27, 2005, Common Horizons, Inc. (the
"Company") completed the initial closing on its private placement of Common
Stock to accredited investors and entered into Securities Purchase Agreements with certain accredited investors. Under these Securities Purchase Agreements, the Company sold 87 Units (each a "Unit" and collectively, the "Units"), pursuant to the terms of the Company's private placement (the "Private
Placement"). Pursuant to the Private Placement, the Company is selling between
80 Units (the "Minimum Offering") and 400 Units (the "Maximum Offering"),
subject to increase to 460 Units in the Company's discretion. Each Unit consists of 20,000 shares of Company Common Stock and a three year warrant to purchase
10,000 shares of Company Common Stock at a purchase price equal to $2.25 per share and is sold at a purchase price of $25,000 per Unit. In exchange for the
Units sold, the Company received cash proceeds of $1,725,000 and three investors converted the $450,000 principal amount outstanding of promissory notes issued by the Company's wholly-owned subsidiary, Novelos Therapeutics, Inc., a Delaware corporation ("Novelos"). See also the descriptions below under Items 2.01 and
3.02. A copy of the form of Securities Purchase Agreement entered into in connection with the Private Placement is annexed hereto as Exhibit 1 and incorporated herein by this reference.

         In connection with the Private Placement, Novelos had previously entered into a letter agreement with vFinance Investments, Inc. as lead placement agent for the Private Placement (the "Placement Agent"). Pursuant to
the letter agreement, the Placement Agent has agreed, on a best efforts basis, to assist the Company in the sale of Units. Under the letter agreement, the
Company, however, reserves the right to sell up to 15% of the Units without the assistance of the Placement Agent (the "Direct Units"). As compensation for its services, the Company agrees to:

o        pay the Placement Agent a fee equal to 8% of the gross proceeds derived from the sale of the Units other than Direct Units subscribed for, in cash;

o        pay the Placement Agent a non-accountable expense fee equal to 2% of the gross proceeds from the sale of Units;

o        issue to the Placement Agent (or its designees) a five-year warrant to purchase that number of shares of Company Common Stock equal to ten percent (10%) of the number of shares of Common Stock purchased as part of the Units sold in the Private Placement at an exercise price of
         $2.00 per share;

o        pay due diligence fees of the Placement Agent of $10,000 and legal fees of the Placement Agent of up to $30,000; and

o        issue to the Placement Agent (or its designees) 125,000 shares of
         Common Stock of the Company in the event the Company sells $2,000,000 of Units, and an additional 125,000 shares upon the Company's cumulative sale of $6,000,000 of Units.

         Additionally, the Company agrees, within 60 days following termination of the Private Placement, to file a registration statement with the Securities and Exchange Commission ("SEC") to register the Company Common Stock issued in the Private Placement, including

shares issuable to the Placement Agent and underlying the warrants issued in the
Private Placement and to the Placement Agent. For a further description of the registration rights, see the section "Registration Rights" included under Item
2.01 below. The Agreement also contains customary indemnification provisions.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

         Pursuant to the terms of the Agreement and Plan of Merger dated May 26,
2005 (the "Merger Agreement") by and among the Company, Novelos and a wholly-owned subsidiary of the Company ("Nove Acquisition"), Nove Acquisition
merged with and into Novelos (the "Merger"), such that Novelos was the surviving corporation and became a wholly-owned subsidiary of the Company. The description of the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is annexed hereto as Exhibit 2 and incorporated herein by this reference.

         Merger Consideration. By virtue of the Merger, all outstanding shares of common stock of Novelos were converted into the right to receive an equal number of shares of Common Stock of the Company. In addition, each option and warrant to acquire shares of Novelos common stock was converted into the right to acquire an equal number of shares of Company Common Stock at an exercise price equal to the exercise price stated in the original option or warrant, subject in all other respects to the terms and conditions of the original options and warrants. Based on the above-described exchange ratios, on May 27,
2005, the outstanding shares of Novelos's common stock were converted into a right to receive approximately 19,093,701 shares of Company Common Stock, and outstanding Novelos options and warrants to acquire shares were converted into options and warrants to purchase approximately 2,922,651 shares of Company
Common Stock.

         Private Placement. As described above under Item 1.01, on May 27, 2005, the Company also completed the initial closing (the "Initial Closing") on its
Private Placement of Units to accredited investors and entered into subscription agreements with such accredited investors. In connection with the Initial
Closing, the Company sold 87 Units and, therefore, issued to the accredited investors 1,740,000 shares of Common Stock and three-year warrants to purchase
870,000 shares of Company Common Stock at an exercise price of $2.25 per share.
At the Initial Closing the Company also issued to the Placement Agent or its designees 125,000 shares of Company Common Stock and five-year warrants to purchase up to 174,000 shares of Common Stock at an exercise price of $2.00 per share.

         Additionally, in connection with the Merger and Initial Closing, certain stockholders of the Company sold an aggregate of 4,410,000 shares of
Common Stock to several purchasers and forfeited 37,500,000 shares of Common
Stock, which were cancelled by the Company.

         After giving effect to the Merger, the Initial Closing and the surrender of 37,500,000 shares of Common Stock, the Company had approximately
25,458,701 shares of Common Stock outstanding and had outstanding warrants, options and other rights to acquire up to 3,966,651 shares of Company Common
Stock.

         Registration Rights. Pursuant to the Private Placement and Merger
Agreement, the Company has agreed to file a "resale" registration statement (the
"Registration Statement") with the SEC on or before 60 days following the termination of the Private Placement (the "Termination Date") covering all shares of Company Common Stock issued in the Private Placement (including those shares issued to the Placement Agent or its designees and those shares underlying the warrants issued in the Private Placement and to the Placement
Agent or its designees. With respect to the registration of shares sold in the
Private Placement, the Company is obligated to cause the declaration of effectiveness of the Registration Statement within 180 days following the
Termination Date and is obligated to pay liquidated damages to investors equal to two percent (2%) of the purchase price of the shares purchased by them for each 30-day period following such 180 days that the Registration Statement has not been declared effective. The Placement Agent and its designees have the right to have the shares of Common Stock issued to them and the shares of Common
Stock underlying their warrants to be registered in the aforesaid Registration
Statement. The Company is obligated to use its reasonable efforts to maintain the effectiveness of the Registration Statement from its effective date through and until such time as exempt sales pursuant to Rule 144(k) may be permitted for the holders of such securities.

         Change in Business Resulting from the Merger. Prior to the Merger, the
Company had been a development stage company. Since its formation in January
2004, the Company had been primarily engaged in organizational activities and had not realized material revenues from its planned operations. Following the
Merger, the Company intends to carry on Novelos's business as its sole business.
Novelos is a development stage company established in 1996 to commercialize oxidized glutathione based compounds for the treatment of certain cancers, initially non-small cell lung cancer and ovarian cancer, and hepatitis. Novelos is based in Newton, Massachusetts. As a result, the Company has relocated its principal executive offices to those of Novelos located at One Gateway Center,
Suite 504, Newton, Massachusetts 02458. For more information regarding Novelos, see the section entitled, "INFORMATION REGARDING NOVELOS" below.

                          INFORMATION REGARDING NOVELOS

a.  General

         Novelos was established in 1996 to commercialize two promising oxidized glutathione based compounds, NOV-002 and NOV-205, for the treatment of cancer and hepatitis. Both compounds have completed clinical trials in humans and have been approved for use in the Russian Federation where they were developed.
NOV-002, marketed in Russia by an unrelated company under the trade name
GLUTOXIM(R), has been administered to over 5,000 patients, yielding excellent safety and promising efficacy data. A U.S. Phase I/II clinical trial of NOV-002 for lung cancer has been completed. U.S. clinical trials with NOV-205 for hepatitis C are anticipated to commence shortly.

         NOV-002, the lead compound, is being developed to treat non-small cell lung cancer ("NSCLC"). NOV-002 is a cytoprotectant and an immunomodulator. When used in combination with chemotherapy, NOV-002 increased the one year survival rate from 17% to 63% in a Russian study, an 80% increase relative to the U.S.
35% standard of care. A U.S. Phase I/II clinical study involving 44 patients has been completed. Preliminary U.S. results confirm the safety demonstrated in
Russian trials. Further, patients treated with NOV-002 demonstrated a trend for higher tolerance of chemotherapy versus the control group. A Phase III study is expected to commence in the second quarter of 2006.

         NOV-002 is also being developed to treat ovarian cancer. In a Russian study, NOV-002 sensitized previously platinum-resistant ovarian cancer patients to chemotherapy. In combination with NOV-002, 80% of the women responded favorably to the same chemotherapy that they had failed previously.

         Two additional opportunities for NOV-002 are under development. Animal models have shown that NOV-002 may provide a significant survival advantage if administered following catastrophic radiation exposure from, for example, a nuclear weapon, a dirty bomb or an accident at a nuclear power plant.
Separately, NOV-002 may be effective in treating severe psoriasis patients.
Initial data from a Russian study involving 42 patients show a sustained clinical response of over a year in more than 75% of the patients following a seven-week treatment course with NOV-002 (in monotherapy).

         NOV-205 is being developed to treat hepatitis B and C. When used as mono-therapy for one month in hepatitis B and for two months in hepatitis C,
NOV-205 has been shown to greatly reduce or eliminate viral loads and to vastly improve liver function relative to existing drugs on the market. Novelos plans to file an IND for NOV-205, as a monotherapy for hepatitis C, and to initiate
U.S. clinical trials.

         Novelos has a worldwide exclusive license (excluding Russia and other states of the former Soviet Union), whereby all intellectual property related to both clinical compounds and other pre-clinical compounds based on oxidized glutathione have been assigned to Novelos.

b.  Business Strategy

         The primary objective of Novelos is to fully exploit its proprietary scientific and intellectual property position in glutathione-modulating therapeutics. NOV-002 has demonstrated an excellent safety and efficacy profile in Russia, both in clinical studies and in commercial distribution as an adjunctive treatment to chemotherapy for a number of different cancers. Initial
U.S. studies suggest that the Russian experience can be replicated here. The
Russian data is particularly compelling in non-small cell carcinoma and refractory (resistant to initial chemotherapy) ovarian cancer, and the current as well as projected unmet medical need in these types of cancer is great.
Therefore, Novelos is implementing a focused program in each of these indications designed to gain U.S. Food and Drug Administration ("FDA") approval in the shortest amount of time with a reasonable amount of expense.

         Likewise, NOV-205 has demonstrated the ability to substantially decrease the viral load of patients with either hepatitis B or C as well as to restore normal liver function. In the United States, both hepatitis B and C are relatively large markets, but hepatitis B is reasonably well served. Therefore,
Novelos will concentrate clinical development efforts on hepatitis C, which should represent a more direct path to regulatory approval as well as providing patients with an improved therapy regimen. An effort will be made to out-license hepatitis B indication in the Far East where the incidence of the disease is very high.

         Novelos also intends to aggressively explore the commercial potential of NOV-002 for radiation protection in the U.S. and abroad, to address the growing concern over catastrophic radiation exposure from, for example, a nuclear weapon, a dirty bomb or an accident at a nuclear power plant.
Significantly, animals treated with NOV-002 demonstrated an increase of two- to three-fold survival (measured at thirty days) compared to the irradiated control animals. The Company recently responded with a Capability Statement to the U.S.
Department of Health and Human Services' Request for Information seeking radiation treatment drugs.

         Novelos plans to fund the development of NOV-002 and NOV-205 in the
United States using equity capital supplemented with strategic partnerships outside the U.S. For both NOV-002 and NOV-205, Novelos plans to develop the product in the U.S. to the point where initiation of a pivotal trial is possible. Novelos, at that point, plans to out-license the drug and indication in Europe and/or Japan and use resources from the arrangement to offset the expense of the pivotal trials. In addition, Novelos plans to out-license non-strategic indications, like hepatitis B, in non-strategic markets like the
Far East (including China and India). Novelos also plans to leverage STTR and
U.S. State Department grants, which support Russian scientific employment in the biomedical sciences (as opposed to weapons research), to provide additional funding for preclinical development initiatives.

         Novelos intends to operate with a modest staff of highly skilled managers to outsource and supervise most of Novelos's scientific and clinical development functions. Scientific development will be outsourced on a project basis to select academics with specific expertise in the scientific area of interest, to enhance the basic science of the glutathione pathway and to develop additional products and product forms. Clinical development and regulatory submissions will be outsourced to contract research organizations with specific expertise in the indication of interest. Commercial operations will be conducted by collaboration partners and/or contract sales and marketing organizations.

c.  Technology Overview

         Glutathione (GSH) is a tripeptide (L-a-glutamyl-L-cysteinyl-glycine)
containing a reduced thiol (i.e., sulphhydral, or SH) group. The glutathione pathway consists of GSH, GSSG (glutathione disulfide, oxidized glutathione) and associated synthetic, catabolic and metabolic enzymes (e.g., glutathione synthetase, glutathione reductase, glutathione peroxidase, glutathione
S-transferase). The glutathione pathway plays a fundamental role in modulating the oxidative (redox) environment of most cells. Glutathione, and the associated intracellular pathways are now emerging as modulators of many cellular reactions, including signaling pathways. The pathway serves two general purposes:

o       Cell protection via

        >>       Inactivation of cell-damaging free radicals and reactive
                 oxygen species generated due to oxidative stress in the course of normal cellular metabolism or attendant to various
                 pathophysiological processes

         >>       Formation of glutathione conjugates of toxic compounds,
                  facilitating their active removal from the cell

o        Regulation of cell function via

         >>       Modulation of SH-containing enzymes/proteins, which control gene signaling pathways related to cellular processes such as immune modulation, inflammatory responses, cell proliferation and apoptosis

         Pharmacological modulation of the glutathione pathway can have multiple
(and parallel) effects, with the overall functional consequences being dependent upon the target cells involved and their physiological states (i.e., normal or diseased). In light of this complexity, the precise molecular mechanisms/targets of NOV-002, which account for their clinical effects, are the subject of ongoing study.

         It is known that administration of NOV-002 in vivo delivers a stabilized form of GSSG as reflected by sustained elevation of serum and tissue levels of GSSG to a degree that cannot be achieved by un-stabilized, commercial
GSSG. The net effect of this elevation is an alteration of the ratio of GSSG:GSH
(due to a direct increase in GSSG levels or an indirect increase in GSH levels via glutathione peroxidase activity) and, hence, of the redox state of cells. As exemplified in the body of preclinical data, in vitro and in vivo findings with
NOV-002 are consistent with a variety of known effects of modulating the glutathione pathway (e.g., cell protection, modulation of cytokine production including those known to control production of blood cells (hematopoiesis), apoptosis and immune system modulation).

An increasing body of literature points to protein S-glutathiolation, the reversible covalent addition of glutathione to cysteine residues on target proteins, as a mechanism by which changes in the intracellular redox state may be transduced into a functional response. The resulting activation/inhibition of protein function and of gene signaling pathways is analogous to the much-studied role of protein phosphorylation as a cellular regulatory mechanism. GSH can mediate glutathiolation under conditions of oxidative stress. Alternatively,
"pre-oxidized" GSSG can directly glutathiolate proteins, a process which may underlie some of NOV-002's actions.

d.  Products in Development

         Novelos's current pipeline of drugs is based on oxidized glutathione, a natural metabolite, and has shown excellent safety as well as preclinical and clinical efficacy in numerous cancers, hepatitis B and C, HIV, psoriasis, tuberculosis and certain other diseases. The lead products are believed to act via glutathiolation of critical regulatory molecules that mediate immune function, tumor progression (in combination with chemotherapy), and drug detoxification. Manufacturing of these proprietary small molecules is simple, low cost, and scalable, and both compounds are currently produced cGMP in the
U.S. by manufacturing partners. The intellectual property includes 4 U.S., 2
European and 1 Japanese patents (issued 2000-2004) and 30 patent applications filed worldwide, with coverage including composition of matter, method of use
and

manufacturing. The breadth of the intellectual property will also allow Novelos to expand its pipeline by claiming and commercializing additional compounds that are based on oxidized glutathione.

i. NOV-002 NSCLC

1.  Overview and Formulation

         NOV-002 is an injectable, small-molecule derivative of a natural metabolite that is being developed in combination with chemotherapy for treatment of lung and ovarian cancer. NOV-002 is a proprietary and stabilized formulation of oxidized glutathione (GSSG) complexed with cis-platinum (cis-Pt)
in a 1000:1 molar ratio. It is believed that the small amount of cis-Pt stabilizes the GSSG. Novelos has shown that standard animal and patient dosing results in a cumulative total of cis-Pt that is equivalent to <2% of a typical standard of care in oncology single dose of cis-Pt. As such, the Pt component is not believed to contribute to the pharmacology of the compound. There is no evidence for any adverse effect of the trace amount of cis-Pt present in the compound.

         The drug is approved in Russia for general medicinal usage as an immunostimulant in combination with chemotherapy and antimicrobial therapy, and specifically for indications such as tuberculosis. Active additional trials are underway there by an unrelated company for NSCLC and psoriasis in order to register the drug for these specific indications. Safety has been demonstrated in more than 5,000 patients. Evidence of efficacy has been shown in trials with
340 patients with several types of cancer including: non-small cell lung cancer, colorectal cancer, pancreatic cancer, breast cancer and ovarian cancer.

2.  Market Opportunity

         In 2004, about 1.4 million U.S. men and women were expected to be diagnosed with cancer. Additionally, in 2004 over 500,000 U.S. cancer patients were expected to die, which makes cancer the second leading cause of death in the U.S., exceeded only by heart disease. Lung cancer is the leading cause of cancer death in the U.S. Lung cancer was expected to be diagnosed in approximately 175,000 people and to be responsible for about 160,000 deaths in
2004. The current pharmaceutical market for lung cancer alone in the U.S. is approximately $800 million. NSCLC accounts for more than 80% of lung cancer.
Only about 15% of NSCLC patients are diagnosed early enough to be eligible for surgery.

3.  Competition

         Platinum-based chemotherapy regimens are standard first-line treatment for advanced NSCLC patients, since these patients are not eligible for surgery.
Carboplatin and paclitaxel (Taxol) are the most common combination therapy in the U.S., while cisplatin and gemcitabine (Gemzar) are more common in Europe.
One-year survival rate for first-line therapy is typically only 35%, median survival is 8.5 months and an objective response rate is about 21%. Docetaxel
(Taxotere) is approved for use as second-line treatment of NSCLC. Unlike
NOV-002, no marketed drug or product in development claims or demonstrates increased survival rates,

improved toleration of standard chemotherapy and low toxicity. New regimens with existing cytotoxic drugs are expected to provide only incremental improvements in efficacy and/or safety, but are very expensive. Newly emerging third-line therapies may offer some limited benefit for some specific patients, but efficacy thus far has remained low and the cost high.

5. Clinical

         Numerous clinical studies have been concluded in the Russian Federation over the last decade, and NOV-002 was approved as an adjunct to chemotherapy in
Russia in 1998. Evidence of clinical safety and efficacy was demonstrated in 340 patients with 13 types of cancers, including:

o        Non-small cell lung cancer (NSCLC; 38 patients)

o        Colorectal cancer (64 patients)

o        Pancreatic cancer (39 patients)

o        Breast cancer (33 patients)

         These clinical studies were also presented to the FDA in the U.S. IND, which was filed in 1999. Overall, the studies revealed that NOV-002 could be safely and effectively added to various chemotherapy regimens and the patients tolerated the combination therapy better than standard chemotherapy alone. The patients had a better quality of life and rapid restoration of hematological and immunological indices. NOV-002 is expected to be used in combination with existing and future first-line and second-line chemotherapy treatments. Further,
NOV-002 may be complementary to certain recently emerging third-line products.

         A multi-center, randomized, open-label study was conducted to evaluate the safety and efficacy of NOV-002 in patients with NSCLC. A total of 68 chemo-naive patients (male and female) were enrolled with stage IIIb-IV NSCLC into two groups: treated - 38 patients received chemotherapy plus NOV-002 for one year; control - 30 patients received chemotherapy alone. Patient demographics were comparable in the two groups except that the NOV-002 group had more advanced disease compared to the control group (i.e. 60% Stage IV patients in NOV-002 group vs 23% in the control). The endpoints evaluated were survival, quality of life, Karnofsky Performance Score, and hematological, immunological and biochemical parameters. NOV-002 dramatically and significantly improved
1-year survival from 17% in the control group to 63% in the NOV-002 treated group, as well as increased the tolerability of chemotherapy, as evidenced by
66% increase in the number of chemotherapy cycles. The U.S. standard of care historical 1-year survival is only 35%.

          NOV-002 also dramatically improved the quality of life of patients according to regular assessments made during the two-month period of inpatient treatment in the Russian study. Blood counts of leukocytes, monocytes, erythrocytes/hemoglobin and lymphocytes (including total T cells, T suppressor cells, IL-2 receptor-expressing T cells, and natural killer cells) were all decreased to below the lower limit of the normal range in patients treated with chemotherapy only. In contrast, all of these hematological parameters remained in the normal range in patients treated with chemotherapy plus NOV-002 and were significantly higher compared to the chemo-only group. In addition, NOV-002 protected against liver and kidney toxicities of the chemotherapeutic agents.
Standard toxicity markers (AST, ALT, creatinine, urea, bilirubin and ESR) all remained within the normal range in chemotherapy-plus- NOV-002-treated patients compared with chemotherapy-only patients where these markers were all significantly higher and in some cases (AST, urea, ESR) rose above the normal range.

         In an independent NSCLC study (of similar design) in Moscow, a 55%
one-year survival rate was achieved. Further NOV-002 significantly improved the patient's ability to conduct activity of daily living and quality of life (as measured by the Karnofsky Score), increased tolerance to chemotherapy, improved hematologic parameters and improved or normalized kidney/liver toxicity markers.
Importantly, no NOV-002 associated adverse effects were observed.

         The FDA approved a Company-sponsored Phase I/II clinical study in late
1999. An IND was supported by the Russian experience. A total of 44 chemo-naive patients were enrolled into this open label, randomized, 3-arm (chemotherapy only, chemotherapy + NOV-002 administered intravenously and intramuscularly, and chemotherapy + NOV-002 administered intravenously and subcutaneously)
multi-center study, and the treated patients received NOV-002 for 6 months.
Final analysis is being prepared, and expected to be complete in the second quarter of 2005. Preliminary U.S. results confirm the safety demonstrated in
Russian trials. Further, patients treated with NOV-002 demonstrated a trend for higher tolerance of chemotherapy versus the control group. A brief pharmacokinetic (PK) study is planned, in order to measure drug concentrations and to compare the bio-availability of drug in humans during intravenous, intramuscular and subcutaneous injections, and thus finalize the route of administration for the pivotal study.

6.  Development Strategy and Milestones

         Novelos plans to meet with the FDA in the first quarter of 2006 to discuss the results of the Phase I/II NSCLC study as well as the PK study.
Thereafter, Novelos expects to proceed with a definitive Phase IIb/III study in
NSCLC. This pivotal randomized, stratified and blinded study is currently planned to be conducted in 300 chemotherapy naive stage IIIb/IV patients. The treated group will include 150 patients who will receive the standard first-line chemotherapy (carboplatin and paclitaxel) plus NOV-002, and the control group will be 150 patients who will receive chemotherapy alone. The primary endpoint of the study will be one-year survival, with the study powered to achieve a statistically significant result if the treated group achieves 55% one-year survival versus 40% for the control.

         Novelos is working with Boston Medical Center on the lung cancer development program. Benedict Daly, M.D., Clinical Director of General Thoracic
Surgery, Director of Center for Thoracic Oncology, and recognized expert in lung cancer, has expressed interest in assisting Novelos with protocol design and study execution.

ii.  NOV-002 Ovarian Cancer

1.  Market Opportunity

         In 2004, ovarian cancer is was expected to be diagnosed in approximately 25,000 U.S. women and be responsible for 16,000 deaths. The current pharmaceutical market for ovarian cancer alone is estimated to be $280 million. There is a lack of effective treatment, particularly in the case of refractory patients (those that do not respond to chemotherapy). Significantly, first-line chemotherapy treatment is the same in ovarian cancer as in NSCLC.

2.  Competition

         Standard first-line treatment for ovarian cancer patients is carboplatin and paclitaxel chemotherapy combination. Doxorubicin (Doxil) and topotecan (Hycamtin) alternate as second- and third-line chemotherapy treatments.

         Telik initiated a Phase III study with Telcyta (its lead cytotoxic prodrug) in platinum-refractory ovarian cancer. 440 patients will be randomized into two arms: (1) Telcycta in monotherapy versus (2) either doxorubicin or topotecan, both of which are approved as second-line treatments. The primary endpoint is survival, with a secondary endpoint of time to progression. During an earlier Phase II open-label study in 33 platinum-refractory patients (26 patients were evaluable for safety, and 18 for efficacy), an objective response rate of 17% was reported (this comprised 3 partial responders and 0 complete responders). There were also seven patients (39%) with stable disease. Few other products in the ovarian cancer development pipeline seem to offer much promise, particularly for refractory patients because of the complexity of drug resistance in this disease. Response rates from second-line treatments, such as doxorubicin and topotecan, are typically less than 12%. Re-exposure to cisplatin-based treatment will typically have less than 15% response rate.

3.  Competitive Advantage

         Novelos's clinical data suggests the ability of NOV-002 to sensitize previously platinum-resistant ovarian cancers. A 40% objective response rate (in combination with platinum based chemotherapy) compares very favorably to
Telcyta's 17% Phase II results. Objective response is defined as partial (50% or greater tumor reduction) or complete response; it does not include stabilization of the disease or small reductions in tumor size. Thus, NOV-002 has the potential to be used across the full spectrum of patients with platinum-refractory disease.

4.  Clinical

         Twenty ovarian cancer patients were treated for three cycles with standard chemotherapy. All patients were assessed with progressive disease according to qualitative assessments and Cancer Antigen 125. The patients were then treated with NOV-002 for 3-4 weeks, followed by three more cycles of the same chemotherapy (which they previously failed) in conjunction with NOV-002.
None of the patients responded to chemotherapy alone. However, 80% of the patients (16 out of 20) demonstrated a qualitative response to NOV-002. This is further substantiated by a significant reduction of CA-125 for NOV-002 treated patients. A 40% objective response rate (8 out of 20) compares very favorably to
Telik's Telcyta 17% Phase II results. Thus, NOV-002 has the potential to be used across the full spectrum of patients with platinum-refractory disease.

                                       10

5.  Development Strategy and Milestones

         A cancer development strategy has been formulated, and the ovarian cancer program will be pursued via the existing IND. Novelos plans to meet with the FDA in the first quarter of 2006. In addition to discussing the results of the Phase I/II NSCLC and PK studies, Novelos intends to present to the FDA a clinical development program in platinum-refractory ovarian cancer under the open NOV-002 IND. Novleos expects to proceed with a Phase II study in the second quarter of 2006. This open-label single arm study is expected to enroll 20 platinum-refractory patients (defined as having progressive disease after 3 months of receiving platinum-based treatment). The primary endpoint will be objective response rate during two months of dosing (NOV-002 plus platinum-based chemotherapy) and a short follow-up period. If Novelos observes a response rate at or above 20-30% threshold, it will proceed with a pivotal 100 patient study in the second quarter of 2007, which will evaluate survival in addition to response rates.

         Novelos is currently working with Massachusetts General Hospital, founding member of Partners Healthcare System (which also includes Harvard, Dana
Farber, and Brigham and Women's), on the Phase II clinical development program for refractory ovarian cancer. Michael Seiden, M.D., Ph.D., a recognized expert in ovarian cancer, has expressed interest in being the Principal Investigator for a clinical study in refractory ovarian cancer and will assist Novelos with protocol design. Dr. Seiden is an Associate Physician in Medicine at MGH,
Associate Professor in Medicine, Harvard University, and he oversees the clinical research program and Research Committee for the Dana Farber Harvard
Cancer Program.

iii.  NOV-002 Other Indications

1.  Radiation Protection

         Significant market opportunity and unmet need exists for a drug that may safely treat the effects of acute radiation injury. In today's world, there appears to be more concern than ever about an attack by a nuclear weapon, a dirty bomb or an attack or accident at a nuclear power plant. The majority of deaths following such attack would not result from the explosion itself, but from bone marrow suppression, which in turn leads to neutropenia (severe loss of white blood cells - neutrophils - leaving the body defenseless against infections) and depletion of platelets (key clotting factors that stop bleeding). The window of opportunity to treat radiation injury is short, thus the drug would need to be stockpiled at the local level in high risk areas, such as military bases, major population centers and 10-50 mile radius of a nuclear power plant facility.

         Current treatment options are essentially non-existent. Potassium
Iodide (KI) is the only pharmaceutical agent that has been stockpiled in the event of radiation exposure. However, it is only effective in reducing the risk of thyroid cancer, and does not protect the body from acute radiation injury.
Similarly, the FDA recently approved pentetate calcium trisodium injection
(Ca-DTPA) and pentetate zinc trisodium injection (Zn-DTPA), which have already been in use for decades to treat radiation contamination caused by industrial accidents. The goal of treatment with Ca-DTPA and Zn-DTPA is to help remove the radioactive elements from the

                                       11

body and reduce the risk of the development of illnesses such as cancer that can occur years after exposure, but do not address acute radiation injury.
Hollis-Eden is developing a drug to provide protection from the acute effects of radiation on the bone marrow. However, no human safety or PK data has yet been obtained, and survival benefit in preclinical studies was achieved by dosing animals prior to radiation exposure.

         NOV-002 has been safely administered to thousands of Russian patients and in a U.S. Phase I/II lung cancer study. Further, NOV-002 has already demonstrated the ability to restore hematological parameters and boost immune function in cancer patients receiving chemotherapy.

         In a recent preclinical experiment, groups of mice and rats were irradiated. The animals treated with NOV-002 demonstrated an increase of two- to three-fold survival (measured at thirty days) compared to the irradiated control animals. Moreover, there was a 2.5 times increase in the number of hematopoietic colony-forming units in the spleens of mice receiving NOV-002 after radiation, as compared to those receiving radiation alone. In another experiment, two groups of rats were irradiated. The control group received no treatment. The treated group received daily injections of NOV-002. The NOV-002 treated animals did not experience severe neutropenia. Thus, NOV-002 is a safe clinically proven product that has the potential to reduce the development of neutropenia, increase bone marrow cells and improve chances of survival when administered at times after acute exposure to radiation.

         Novelos intends to aggressively explore the commercial potential of
NOV-002 for radiation protection in the U.S. and abroad, to address the growing concern over catastrophic radiation exposure from a nuclear weapon, a dirty bomb, or an attack or accident at a nuclear power plant. In December 2004,
Novelos submitted a Capability Statement in response to Department of Health and
Human Services' Request for Information (RFI 65-ORDC-05-01) for Therapeutics to
Treat Neutropenia and Thrombocytopenia Associated with the Acute Radiation
Syndrome (ARS).

2.  Psoriasis

         Psoriasis represents a significant market opportunity in the U.S., with no cure for the disease. According to the National Psoriasis Foundation more than 4.5 million patients are afflicted with psoriasis, with approximately 1.5 million patients suffering from moderate-severe disease. Treatment options for moderate-severe patients were previously limited to phototherapy and/or systemic treatments like cyclosporine and methotrexate, all of which are highly toxic.
Within the past year, several biologics have been approved by the FDA, including
Amgen's Enbrel, BiogenIdec's Amevive, and Genentech's Raptiva. Abbott's Humira
and J&J's Remicade have demonstrated efficacy in Phase II studies, but serious safety concerns remain.

Enbrel appears to be the market leader based on its combination of safety
(having been used by over 200,000 rheumatoid arthritis patients in the past six years), efficacy and relative ease of use. Citigroup forecasts $1.8 billion overall sales for Enbrel in 2004 and $2.3 billion in 2005; and expects psoriasis to become a multi-billion dollar indication for biologics. Enbrel is self-administered subcutaneously by patients twice weekly for the first 3 months, and then followed by a weekly maintenance injection for up to another 9 months. After 3 months of treatment, in the best case, 50% of treated patients reached a PASI 75 (75% improvement in the Psoriasis Area Severity Index) and had a "clear/almost clear" disease state. Enbrel - along with other biologics - are difficult and expensive to manufacture with high cost of raw materials. Enbrel, and all TNF blocking agents to date, are associated with an enhanced susceptibility to infection.

                                       12

         According to preliminary results from Russia, NOV-002 may offer a safe alternative to Enbrel, but with shorter treatment time, potentially better efficacy, and at a significantly lower cost of goods. An open-label, randomized study in 200 Russian (100 treated / 100 control) severe psoriasis patients is ongoing. No NOV-002 related adverse events have been observed to date. Initial results in a 42-patient sample from the treated group demonstrated a 78%
clinical response (measured by no infiltration, no scaling and extended remission period - for 12 months or more).

         Regression of the skin lesions occurred rapidly with improvement in the first 15 days of NOV-002 treatment. A 100% biochemical response was also observed. Overall treatment period was less than two months in monotherapy with
NOV-002. No NOV-002 associated adverse effects were observed. The finalized data package is expected to be submitted to the Russian Ministry of Health in the second quarter of 2005, so as to add the specific psoriasis approval/indication to the Russian NOV-002 package insert. Once the Russian regulatory submission is complete, Novelos will review all the finalized data and make a strategic decision as to how to proceed with the psoriasis indication in the U.S., Europe and Japan.

3.  Tuberculosis

         NOV-002 is approved for use in Russia as part of combined
anti-tuberculosis therapy of severe disseminated forms of tuberculosis in case of any localization of tuberculosis mycobacteria drug resistance, for preventing chronic hepatitis in tuberculosis patients receiving anti-tuberculosis therapy and for treating toxic complications of anti-tuberculosis therapy. NOV-002 demonstrated improved efficacy of tuberculosis therapy in both preclinical and clinical studies in Russia. In a clinical study, with drug resistant tuberculosis patients receiving standard therapy or standard therapy plus
NOV-002, bacterial discharge cessation was measured at the end of months 1, 2 and 3. Administration of NOV-002 led to faster disappearance of the tubercle bacteria from sputum, and achieved response in greater number of patients.
Beneficial effects of NOV-002 were also seen in drug-susceptible tuberculosis patients. No NOV-002 associated adverse effects were observed.

iv. NOV-205 Hepatitis C

1. Overview (including hepatitis B) and Formulation

         Hepatitis B and C are potentially fatal viral infections of the liver for which there are limited therapies. NOV-205 is a unique, injectable, small molecule proprietary formulation of oxidized glutathione stabilized with inosine in a 1:1 molar ratio, which has been effective in safely reducing the viral load and improving the liver function of hepatitis B and C patients. The drug was approved for an unrelated company in Russia as a mono-therapy agent to treat hepatitis B and C and has an excellent safety profile.

                                       13

         The Russian approval was supported by an NDA application which included
3 studies in hepatitis B and 3 studies in hepatitis C, totaling 90 treated patients. An additional 88 patients were treated in previous anecdotal studies.
No NOV-205 related adverse events were reported among any of the 178 patients treated in these studies. Standard Western efficacy endpoints were used, such as:

o        Improved liver function tests (such as ALT, etc)

o        Improved clinical indices

o        Decreased viral load (as measured by PCR)

         Overall, NOV-205 has been extremely effective in reducing the viral load and improving the liver function of hepatitis patients, with relatively short treatment periods of only 1-2 months. In addition to its efficacy, NOV-205 is very safe in contrast to the currently approved therapies in the U.S., which have limited effectiveness, are expensive and have severe side effects (such as fatigue, fever, headaches, muscle pain, etc.) - particularly in the case of chronic hepatitis C. No adverse events were observed in 178 Russian patients treated with NOV-205. Pegylated interferon and ribavirin combinations, on the other hand, have limitations of safety and tolerability (40-65% of treated patients experience fatigue, depression, fever, headaches, muscle pain, anemia, etc.). In fact, side effects render 70% of hepatitis C patients ineligible or intolerant of combination therapy with interferon-alfa and ribavirin.

2.  Market Opportunity

         Chronic hepatitis C affects 170 million people worldwide, and up to 4 million people are newly infected each year. Chronic infection can progress to cirrhosis and end-stage liver disease. While there are varying estimates about the size of the global market for hepatitis C drugs, the current market is believed to be in excess of $2 billion per year, growing to $4 billion by 2007 and over $10 billion by 2012. In the U.S., an estimated 3.9 million persons are infected with hepatitis C, and 2.7 million persons in the U.S. have chronic infection. HCV infections account for approximately 30,000 new infections and
8,000-10,000 deaths each year in the U.S.

3.  Competition and Unmet Need

         The Western standard of care chronic hepatitis C drugs such as the pegylated interferon and ribavirin combos are difficult to tolerate for many patients. Furthermore, these drugs are effective in relatively few patients
(only 15-20% benefit from latest pegylated interferon + ribavirin combination therapy), and are very expensive ($30,000 - $40,000 annual treatment costs). The new product pipeline is relatively small, with 10 hepatitis C products in phase
I/II clinical development and 3 in phase III. While a few are novel approaches in early stage development, most are variations of ribavirin and interferon.

                                       14

4.  Competitive Advantage

            NOV-205 appears to have a number of advantages over the current hepatitis C drugs, including:

o    Greatly improved safety / side-effect profile. NOV-205 has shown no toxicity in studies thus far. Therefore, it is anticipated that this drug will be able to be used in virtually all hepatitis C patients versus the
     15-20% for interferon + ribavirin combination.

o    Improved efficacy potential based on data observed to date. NOV-205 has been able to reduce viral load, below the point of detection, in 50% of patients after two months' treatment and at the same time substantially improve liver function.

o    Major manufacturing cost advantages. NOV-205 is a small molecule that is easily manufactured. This cost advantage will allow pricing flexibility and/or enhance margins.

5.  Clinical

         A total of 59 chronic hepatitis C patients were treated, 30 as part of the Russian NDA submission and 29 in the anecdotal study. The duration of treatment was 48 days for the NDA studies and 1 month for the anecdotal study.
Dosage was 10-30mg intravenous / intramuscular. Numerous safety and efficacy evaluations were conducted before, during and after treatment. The efficacy results are summarized in the table below. In the study, 40-60% of the chronic hepatitis C patients did not have any measurable viral load, and patients on average experienced a substantial improvement in liver function, during only one to two months of treatment. Significantly, these responses were largely maintained during the one to three months of follow up.

6.  Development Strategy and Milestones

         On the basis of the Russian NDA package, Novelso expects to submit an
IND in the third quarter of 2005 for mono-therapy in hepatitis C. The study design and overall clinical development plan will be discussed with the FDA during a pre-IND meeting. A short Phase I/II study may be conducted that would include pharmacokinetics to define the dose of subcutaneous injection. Novelos expects to begin a Phase II efficacy study in the second quarter of 2006. This study would seek to enroll up to 80 hepatitis C patients, treat them with
NOV-205 in monotherapy for three months, then assess viral load and liver function at the end of treatment, as well as three and six months following treatment. On the basis of these results, Novelos will design and implement a pivotal Phase III study.

v.  NOV-205 Other Indications

1. Hepatitis B

         Hepatitis B is a serious global public health problem, 50 to 100 times more infectious than HIV. Of the 2 billion people who have been infected with hepatitis B, more than 350 million have chronic infections. In the United
States, hepatitis B is a relatively large market, but hepatitis B is reasonably well served. Therefore, Novelos will not initially concentrate clinical development efforts on hepatitis B in the U.S. An effort will be made to out-license hepatitis B indication in the Far East where the incidence of the disease is very high.

                                       15

2.  HIV

         Novelos believes that its oxidized glutathione platform, and NOV-205 in particular, may have application in HIV infected patients. A trial in AIDS patients was conducted with oxidized glutathione (GSSG). A 27-week randomized, double-blind, placebo-controlled, single-center study compared the efficacy and safety of GSSG versus placebo in 120 HIV positive patients with clinical manifestations (i.e., "full-blown" AIDS). The study was conducted at the
Treichville University Clinic of the Medical Faculty of the National University,
Abidjan, The Republic of the Ivory Coast. The study consisted of a 4-week treatment period, a 3-week treatment-free period, a second 4-week treatment period, and a 16-week follow-up period. During the two treatment periods, 5 mg of GSSG or 0.2 mL isotonic saline were injected subcutaneously on Days 1, 3, and
5 of each week for a total of 12 doses in each treatment period. In the population that received treatment, 68% of patients who received GSSG were alive at the end of the study versus 37% of patients who received the placebo. These results were highly significant and are especially encouraging considering that the treatment group received a relatively low dose of GSSG as sole treatment for
HIV infection and only received treatment for 24 days or less out of the 27 weeks of the study. No adverse events were associated with GSSG during the study. Further, four patient case studies were conducted with NOV-205. Each
"full-blown" AIDS patient was treated in monotherapy (without ART) for 8-12 weeks; dosing was 30mg intra-muscular with NOV-205 three times per week. All patients experienced a reduction in plasma HIV RNA levels, as well as increases in lymphocytes, CD4 counts and improvement in quality of life as measured by the
Karnofsky score. An HIV development plan for the U.S. is currently under consideration.

e.  Research and Preclinical Programs

         The scientific development of Novelos is led by Kenneth Tew, Ph.D.,
D.Sc., Chairman of the Department of Cell and Molecular Pharmacology and
Experimental Therapeutics at Medical University of South Carolina. A detailed preclinical development plan has been formulated with Dr. Tew. The general objectives of the plan are to add to the understanding of NOV-002 and NOV-205 as drug products to facilitate: (1) design and execution of clinical studies, (2)
interactions with the FDA and (3) interactions with others in the scientific community.

         Specifically, the plan covers three areas:

o        Analytical methods development and animal experiments in support of a human pharmacokinetic study, and subsequent implementation of such study

o        In vitro studies aimed at identifying proteins/pathways/cellular processes that may represent mechanistic targets for the products

o        Animal models demonstrating chemoprotection and efficacy

         Novelos is also working with Jeffrey Gelfand, M.D., Senior Advisor
International Medical Affairs at Partners Healthcare System (Massachusetts
General Hospital, Harvard, Dana Farber, Brigham and Women's) / Director of
Center for Integration of Medicine and Innovative Technology as well as with the
U.S. State Department to continue research and development efforts in Russia.
Through an ongoing effort, the U.S. State Department has committed over $30 million to convert former Russian bioweapons facilities into research/medical institutions with technologies/products suitable for commercialization. Novelos hopes to launch several mechanistic and oral formulation experiments as well as host defense animal studies through this effort. Dr. Gelfand's new laboratory at
Shriner's Hospital is expected to commence a program in animal models to validate Novelos's radiation protection results from Russia.

                                       16

         Novelos intends to continue to collaborate with leading Russian research institutions in Moscow and St. Petersburg, under the overall guidance of Dr. Tew, to enhance the basic science of the glutathione pathway, support development of NOV-002 and NOV-205 and develop additional products and product forms. Further, through its relationships in Russia, Novelos continues to have unique access to products not only developed by its Russian partner, ZAO BAM, but also by other research institutions and scientists.

f.  Manufacturing

         Novelos's proprietary manufacturing process is well developed according to cGMP, simple, inexpensive and scalable. Novelos has used U.S. contract manufacturing facilities to support its U.S. development efforts. Novelos does not plan to build manufacturing capability over the next several years. Rather, it plans to continue to employ contract manufacturers.

         The active pharmaceutical ingredient (API) of NOV-002 is chemically synthesized oxidized glutathione (GSSG) stabilized with a fixed amount (0.05%)
of cisplatin. NOV-002 API is cGMP manufactured in the U.S. at an FDA-inspected facility in a single, very cost effective synthetic step and then lyophilized into a powder. It is then filled, finished and packaged in the U.S. at an
FDA-inspected facility as a sterile filtered, aseptically processed solution for intravenous, intramuscular and/or subcutaneous use. NOV-002 Clinical Trial
Material, API and vials, successfully completed 36-month stability studies.

         NOV-205 is a unique, injectable, small molecule proprietary formulation of oxidized glutathione stabilized with inosine, in a 1:1 molar ratio. Similar to NOV-002, NOV-205 API is cGMP manufactured in a single, very cost effective synthetic step and then lyophilized into a powder.

g.  Intellectual Property

         Novelos has a strong intellectual property position around the oxidized glutathione platform. Over 30 patent applications have been filed worldwide.
Claim structures are broad and include:

o        Composition of matter, methods of use and manufacturing

o        Synthetically modified GSSGs

o        GSSGs + Pt / Pd (includes NOV-002)

o        GSSGs + DNA / RNA bases, nucleotides and nucleosides (includes NOV-205)

o        Salt forms of the above

o        Methods of use GSSG

         Four patents have been issued in United States:

                                       17

o        US 6,165,979 (issued Dec 26, 2000). Method of stimulating cytokine and hematopoietic factor production with GSSG, with or without extenders.
         Claims include treatment of cancer, hematologic, immunologic and infectious diseases (viral and bacterial), etc. Covers variations of
         GSSG including NOV-002 and NOV-205.

o        US 6,251,857 (issued June 26, 2001). Similar to above, but adds GSSG salts and derivatives.

o        US 6,312,734 (issued Nov 6, 2001). Composition of matter of GSSG stabilized with various metals. Claims include treatment of cancer, hematologic, immunologic and infectious diseases (viral and bacterial), and other medical conditions. Covers NOV-002.

o        US 6,492,329 (issued Dec 10, 2002). Continuation in part of US patent
         6,251,857.

         Two patents have been issued in Europe (encompassing 17 countries), and one in each of Japan and China.

h.  Properties

         Novelos is currently subleasing approximately 2,500 square feet of office space, located outside of Boston, MA, on a short term basis.

i.  Regulation

         The manufacturing and marketing of any drug or drug delivery technology, including NOV-002 and NOV-205, and Novelos's related research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. Novelos anticipates that these regulations will apply separately to each drug and compound in its drug therapy technology. Novelos believes that complying with these regulations will involve a considerable level of time, expense and uncertainty.

         In the United States, drugs are subject to rigorous federal regulation and, to a lesser extent, state regulation. The Federal Food, Drug and Cosmetic
Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of Novelos's drugs. Drug development and approval within this regulatory framework is difficult to predict and will take a number of years and involve the expenditure of substantial resources.

         The steps required before a pharmaceutical agent may be marketed in the
United States include:

         Pre-clinical laboratory tests, in vivo pre-clinical studies and formulation studies;

     The submission to the FDA of an Investigational New Drug Application (IND)
for human clinical testing which must become effective before human clinical trials can commence;

         Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;

                                       18

         The submission of a New Drug Application or Biologic Drug License
Application to the FDA; and

     FDA approval of the New Drug Application or Biologic Drug License
Application prior to any commercial sale or shipment of the product.

         In addition to obtaining FDA approval for each product, each domestic product manufacturing facility must be registered with, and approved by, the
FDA. Domestic manufacturing facilities are subject to biennial inspections by the FDA and must comply with the FDA's Good Manufacturing Practices for products, drugs and devices.

Pre-Clinical Trials

         Pre-clinical testing includes laboratory evaluation of chemistry and formulation, as well as tissue culture and animal studies to assess the potential safety and efficacy of the product. Pre-clinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good
Laboratory Practices. No assurance can be given as to the ultimate outcome of such pre-clinical testing. The results of pre-clinical testing are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. Novelos intends to largely rely upon contractors to perform pre-clinical trials.

Clinical Trials

         Clinical trials involve the administration of the new product to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical
Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.
Further, each clinical study must be conducted under the auspices of an independent institutional review board at the institution where the study will be conducted. The institutional review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution. Compounds must be formulated according to Good Manufacturing
Practices.

         Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the product into healthy human subjects, the drug is tested for safety (adverse side effects), absorption, dosage tolerance, metabolism, bio-distribution, excretion and pharmacodynamics (clinical pharmacology). Phase II is the proof of principal stage and involves studies in a limited patient population in order to:

o        Determine the efficacy of the product for specific, targeted indications;

o        Determine dosage tolerance and optimal dosage; and

o        Identify possible adverse side effects and safety risks.

                                       19

         When there is evidence that the product is found to be effective and has an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical efficacy and to test for safety within an expanded patient population at geographically dispersed multi-center clinical study sites. Phase III trials frequently involve randomized controlled trials and, whenever possible, double blind studies. Novelos, or the FDA, may suspend clinical trials at any time if it is believed that the individuals participating in such trials are being exposed to unacceptable health risks. Novelos intends to rely upon contractors to perform its clinical trials

New Drug Application and FDA Approval Process

         The results of the pharmaceutical development, pre-clinical studies and clinical studies are submitted to the FDA in the form of a New Drug Application for approval of the marketing and commercial shipment of the product. The testing and approval process is likely to require substantial cost, time and effort for which the proceeds of this offering will be inadequate. In addition to the results of preclinical and clinical testing, the NDA applicant must submit detailed information about chemistry, manufacturing and controls that will determine how the product will be made. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Consequently, there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny a New Drug Application if applicable regulatory criteria are not satisfied, require additional testing or information or require post-marketing testing and surveillance to monitor the safety of a company's products if it does not believe the New Drug Application contains adequate evidence of the safety and efficacy of the drug.
Notwithstanding the submission of such data, the FDA may ultimately decide that a New Drug Application does not satisfy its regulatory criteria for approval.
Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Post approval studies may be conducted as Phase IV to explore further intervention, new indications or new product uses.

         Among the conditions for New Drug Application approval is the requirement that any prospective manufacturer's quality control and manufacturing procedures conform to Good Manufacturing Practices and the requirement specifications of the FDA. In complying with standards set forth in these regulations, manufacturers must continue to expend time, money and effort in the area of drug application and quality control to ensure full technical compliance. Manufacturing establishments, both foreign and domestic, also are subject to inspections by or under the authority of the FDA and by other federal, state or local agencies.

International Approval

         Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the drug in such countries. The requirements governing the conduct of clinical trials and drug approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements.

                                       20

i.  Litigation

         The are no legal proceedings pending, or to Novelos's knowledge, threatened against Novelos.

CAUTIONARY STATEMENTS

THE FAILURE TO COMPLETE DEVELOPMENT OF NOVELOS'S THERAPEUTIC TECHNOLOGY, OBTAIN
GOVERNMENT APPROVALS, INCLUDING REQUIRED FDA APPROVALS, OR TO COMPLY WITH
ONGOING GOVERNMENTAL REGULATIONS COULD PREVENT, DELAY OR LIMIT INTRODUCTION OR
SALE OF PROPOSED PRODUCTS AND RESULT IN FAILURE TO ACHIEVE REVENUES OR MAINTAIN
NOVELOSS ONGOING BUSINESS.

         Novelos's research and development activities, the manufacture and marketing of Novelos's intended products are subject to extensive regulation for safety, efficacy and quality by numerous government authorities in the United
States and abroad. Before receiving FDA clearance to market Novelos's proposed products, Novelos will have to demonstrate that its products are safe and effective on the patient population and for the diseases that are to be treated.
Clinical trials, manufacturing and marketing of drugs are subject to the rigorous testing and approval process of the FDA and equivalent foreign regulatory authorities. The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statutes and regulations govern and influence the testing, manufacture, labeling, advertising, distribution and promotion of drugs and medical devices. As a result, clinical trials and regulatory approval can take a number of years or longer to accomplish and require the expenditure of substantial financial, managerial and other resources.

         In order to be commercially viable, Novelos must successfully research, develop, obtain regulatory approval for, manufacture, introduce, market and distribute its technologies. For each drug utilizing oxidized glutathione based compounds, including NOV-002 and NOV-205, Novelos must successfully meet a number of critical developmental milestones, including:

o        demonstrate benefit from delivery of each specific drug for specific medical indications,

o        demonstrate through pre-clinical and clinical trials that each drug is safe and effective,

o        demonstrate that Novelos has established a viable Good Manufacturing
         Process capable of potential scale-up.

                                       21

         The time-frame necessary to achieve these developmental milestones may be long and uncertain, and Novelos may not successfully complete these milestones for any of its intended products in development.

         In addition to the risks previously discussed, Novelos's technology is subject to additional developmental risks which include the following:

         o        the uncertainties arising from the rapidly growing scientific aspects of drug therapies and potential treatments

         o        uncertainties arising as a result of the broad array of
                  alternative potential treatments related to cancer, hepatitis and other diseases

         o        anticipated expense and time believed to be associated with the development and regulatory approval of treatments for
                  cancer, hepatitis and other diseases.

         In order to conduct clinical trials that are necessary to obtain approval by the FDA to market a product, it is necessary to receive clearance from the FDA to conduct such clinical trials. The FDA can halt clinical trials at any time for safety reasons or because Novelos or its clinical investigators do not follow the FDA's requirements for conducting clinical trials. If Novelos is unable to receive clearance to conduct clinical trials or the trials are halted by the FDA, Novelos would not be able to achieve any revenue from such product, as it is illegal to sell any drug or medical device for human consumption without FDA approval.

DATA OBTAINED FROM CLINICAL TRIALS IS SUSCEPTIBLE TO VARYING INTERPRETATIONS,
WHICH COULD DELAY, LIMIT OR PREVENT REGULATORY CLEARANCES.

         Data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data is susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of an intended product under development could delay or prevent regulatory clearance of the potential drug, resulting in delays to commercialization, and could materially harm Novelos's business. Its clinical trials may not demonstrate sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approvals for its drugs, and thus the proposed drugs may not be approved for marketing.

         Novelos may encounter delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of development, clinical trials and FDA regulatory review. It may encounter similar delays in foreign countries. Sales of Novelos's products outside the U.S. would be subject to foreign regulatory approvals that vary from country to country. The time required to obtain approvals from foreign countries may be shorter or longer than that required for
FDA approval, and requirements for foreign licensing may differ from FDA requirements. Novelos may be unable to obtain requisite approvals from the FDA and foreign regulatory authorities, and even if obtained, such approvals may not be on a timely basis, or they may not cover the uses that Novelos requests.

                                       22

         Even if Novelos does ultimately receive FDA approval for any of its products, it will be subject to extensive ongoing regulation. This includes regulations governing manufacturing, labeling, packaging, testing, dispensing, prescription and procurement quotas, record keeping, reporting, handling, shipment and disposal of any such drug. Failure to obtain and maintain required registrations or comply with any applicable regulations could further delay or preclude Novelos from developing and commercializing its drugs and subject it to enforcement action.

NOVELOS'S DRUGS OR TECHNOLOGY MAY NOT GAIN FDA APPROVAL IN CLINICAL TRIALS OR BE
EFFECTIVE AS A THERAPEUTIC AGENT WHICH COULD AFFECT NOVELOS'S FUTURE
PROFITABILITY AND PROSPECTS.

         In order to obtain regulatory approvals, Novelos must demonstrate that the each drug is safe and effective for use in humans and functions as a therapeutic against the effects of disease or other physiological response. To date, studies conducted in Russia involving Novelos's NOV-002 and NOV-205 products have shown promising results, and, in fact, NOV-002 has been approved for use there as an immunostimulant in combination with chemotherapy and antimicrobial therapy and indications such as tuberculosis, and NOV-205 has been approved there as a mono-therapy agent for the treatment of hepatitis B and C.
Moreover, a U.S. Phase I/II clinical study involving 44 NSCLC patients has been completed. Preliminary US results confirm the safety demonstrated in Russian trials. Further, patients treated with NOV-002 demonstrated a trend for higher tolerance of chemotherapy versus the control group. Novelos anticipates being able to commence a Phase III study of NOV-002 for lung cancer in the second quarter of 2006. It also anticipates completing a Phase II trial for NOV-002 for ovarian cancer in the first quarter of 2007. Novelos further intends to file an
IND for NOV-205 for hepatitis C in the third quarter of 2005 and to complete a
Phase II trial in the first quarter of 2007. There can be no assurance, however, that Novelos can demonstrate that these products are safe or effective in advanced clinical trials. Novelos is also not able to give assurances that the results of the tests already conducted can be repeated or that further testing will support its applications for regulatory approval. As a result, Novelos's drug and technology research program may be curtailed, redirected or eliminated at any time.

THERE IS NO GUARANTEE THAT NOVELOS WILL EVER GENERATE REVENUE OR BECOME
PROFITABLE EVEN IF ONE OR MORE OF ITS DRUGS ARE APPROVED FOR COMMERCIALIZATION.

         Novelos expects to incur increasing operating losses over the next several years as it incurs increasing costs for research and development and clinical trials. Its ability to generate revenue and achieve profitability depends upon its ability, alone or with others, to complete the development of its proposed products, obtain the required regulatory approvals and manufacture, market and sell the proposed products. Development is costly and requires significant investment. In addition, Novelos may choose to license or obtain the assignment of rights to additional drugs. The license fees for such drugs may increase its costs.

         To date, Novelos has not generated any revenue from the commercial sale of its proposed products or any drugs and does not expect to receive such revenue in the near future. Its primary activity to date has been research and development. A substantial portion of the research results

                                       23

and observations on which Novelos relies were performed by third-parties at those parties' sole or shared cost and expense. Novelos cannot be certain as to when or whether to anticipate commercializing and marketing its proposed products in development, and does not expect to generate sufficient revenues from proposed product sales to cover its expenses or achieve profitability in the near future.

NOVELOS RELIES SOLELY ON RESEARCH FACILITIES AT VARIOUS UNIVERSITIES AND
HOSPITALS FOR ALL OF ITS RESEARCH AND DEVELOPMENT, WHICH COULD BE MATERIALLY
DELAYED SHOULD IT LOSE ACCESS TO THOSE FACILITIES.

         At the present time, Novelos has no research and development facilities of its own. It is entirely dependent on third parties to use their facilities to conduct research and development. Novelos's inability to have the facilities to conduct research and development may delay or impair its ability to gain FDA approval and commercialization of its drug delivery technology and products.

         Novelos currently maintains a good working relationship with its research facilities. Should the situation change and Novelos be required to relocate on short notice, it does not currently have an alternate facility where it could relocate its research activities. The cost and time to establish or locate an alternative research and development facility to develop Novelos's technology, other than through hospitals and universities, would be substantial and would delay gaining FDA approval and commercializing Novelos's products.

NOVELOS IS DEPENDENT ON ITS COLLABORATIVE AGREEMENTS FOR THE DEVELOPMENT OF THE
ITS TECHNOLOGIES AND BUSINESS DEVELOPMENT, WHICH EXPOSES NOVELOS TO THE RISK OF
RELIANCE ON THE VIABILITY OF THIRD PARTIES.

         In conducting Novelos's research and development activities, it relies upon numerous collaborative agreements with universities, hospitals, governmental agencies, charitable foundations, manufacturers and others. The loss of or failure to perform under any of these arrangements, by any of these entities, may substantially disrupt or delay Novelos's research and development activities including its anticipated clinical trials.

         Novelos may rely on third party contract research organizations, service providers and suppliers to support development and clinical testing of its products. Failure of any of these contractors to provide the required services in a timely manner or on reasonable commercial terms could materially delay the development and approval of Novelos's products, increase its expenses and materially harm Novelos's business, financial condition and results of operations.

NOVELOS IS EXPOSED TO PRODUCT LIABILITY, CLINICAL AND PRECLINICAL LIABILITY
RISKS WHICH COULD PLACE A SUBSTANTIAL FINANCIAL BURDEN UPON IT SHOULD NOVELOS BE
SUED, BECAUSE NOVELOS DOES NOT CURRENTLY HAVE PRODUCT LIABILITY INSURANCE ABOVE
AND BEYOND ITS GENERAL INSURANCE COVERAGE.

         Novelos's business exposes it to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. Novelos cannot assure that such potential claims will not be asserted against it. In addition, the use in Novelos's clinical trials of pharmaceutical products that it may develop and then subsequently

                                       24

sell or Novelos's potential collaborators may cause Novelos to bear a portion of or all product liability risks. A successful liability claim or series of claims brought against Novelos could have a material adverse effect on its business, financial condition and results of operations.

         Novelos does not currently have any product liability insurance or other liability insurance relating to clinical trials or any products or compounds. Novelos cannot give assurances that it will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against its potential liabilities. Furthermore, Novelos's current and potential partners with whom it has collaborative agreements or its future licensees may not be willing to indemnify Novelos against these types of liabilities and may not themselves be sufficiently insured or have a net worth sufficient to satisfy any product liability claims. Claims or losses in excess of any product liability insurance coverage that may be obtained by Novelos could have a material adverse effect on its business, financial condition and results of operations.

NOVELOS'S LIMITED OPERATING HISTORY MAKES EVALUATING ITS STOCK MORE DIFFICULT,
AND INVESTORS HAVE LIMITED INFORMATION UPON WHICH TO RELY.

         An investor can only evaluate the Novelos's business based on a limited operating history. Since its inception, Novelos has engaged primarily in research and development, relied to a great extent on third-party efforts, sought avenues for licensing technology, seeking grants, raising capital and recruiting scientific and management personnel external to Novelos. It has not generated any meaningful revenue to date and has no licensing or royalty revenue or products ready for use or licensing in the marketplace. This limited history may not be adequate to enable an investor to fully assess Novelos's ability to develop its technologies and proposed products, obtain FDA approval and achieve market acceptance of the proposed products and respond to competition, or conduct such affairs as are presently contemplated.

EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL
CONTROL OVER THE COMPANY, WHICH COULD DELAY OR PREVENT A CHANGE IN THE COMPANY'S
CORPORATE CONTROL FAVORED BY THE COMPANY'S OTHER STOCKHOLDERS.

         The Company's directors, officers and principal stockholders beneficially own, in the aggregate, approximately 45% of the Company's outstanding voting stock and will continue to own approximately 36% assuming the
Maximum Offering is sold. They have the ability to determine the direction and decisions of the Company. The interests of the Company's current officers and directors may differ from the interests of other stockholders. As a result, these current officers and directors would have the ability to exercise control over all corporate actions requiring stockholder approval, irrespective of how the Company's other stockholders may vote, including the following actions:

         o        the election of directors;

         o        the amendment of charter documents;

         o        issuance of blank check preferred or convertible stock, notes or instruments of indebtedness, which may have conversion, liquidation and similar features and other financing
                  arrangements; or

                                       25

         o        the approval of certain mergers and other significant
                  corporate transactions, including a sale of substantially all of the Company's assets, or merger with a publicly-traded
                  shell or other company.

ACCEPTANCE OF NOVELOS'S PRODUCTS IN THE MARKETPLACE IS UNCERTAIN AND FAILURE TO
ACHIEVE MARKET ACCEPTANCE WILL PREVENT OR DELAY ITS ABILITY TO GENERATE
REVENUES.

         Novelos's future financial performance will depend, at least in part, upon the introduction and customer acceptance of its proposed products. Even if approved for marketing by the necessary regulatory authorities, Novelos's products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

         o        the receipt of regulatory clearance of marketing claims for the uses that Novelos is developing;

         o        the establishment and demonstration of the advantages, safety and efficacy of Novelos's technologies;

         o        pricing and reimbursement policies of government and
                  third-party payers such as insurance companies, health
                  maintenance organizations and other health plan
                  administrators;

         o        Novelos's ability to attract corporate partners, including pharmaceutical companies, to assist in commercializing
                  Novelos's intended products; and

         o        Novelos's ability to market its products.

         Physicians, patients, payers or the medical community in general may be unwilling to accept, utilize or recommend any of Novelos's products. If it is unable to obtain regulatory approval or commercialize and market its proposed products when planned, Novelos may not achieve any market acceptance or generate revenue.

NOVELOS MAY FACE LITIGATION FROM THIRD PARTIES WHICH CLAIM THAT ITS PRODUCTS
INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, PARTICULARLY BECAUSE THERE IS
SUBSTANTIAL UNCERTAINTY ABOUT THE VALIDITY AND BREADTH OF MEDICAL PATENTS.

         Novelos may be exposed to future litigation by third parties based on claims that its technologies, products or activities infringe the intellectual property rights of others or that Novelos has misappropriated the trade secrets of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in medical technology patents and the breadth and scope of trade secret protection involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against
Novelos, whether or not valid, could result in substantial costs, could place a significant strain on its financial and managerial resources and could harm its reputation. Most of Novelos's license agreements would likely require that it pay the costs associated with defending this type of litigation. In addition, intellectual property litigation or claims could force Novelos to do one or more of the following:

         o        cease selling, incorporating or using any of its technologies and/or products that incorporate the challenged intellectual property, which would adversely affect its future revenue;

                                       26

         o        obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be
                  available on reasonable terms, if at all; or

         o        redesign its products, which would be costly and
                  time-consuming.

         To date Novelos has not engaged in discussions, received any communications, nor does it have any reason to believe that any third party is challenging or has the sufficient legal basis to challenge its intellectual property rights.

CERTAIN UNIVERSITY AND OTHER RELATIONSHIPS ARE IMPORTANT TO NOVELOS'S BUSINESS
AND ITS MANAGEMENT TEAM'S UNIVERSITY AND OTHER RELATIONSHIPS MAY POTENTIALLY
RESULT IN CONFLICTS OF INTERESTS.

         Dr. Kenneth Tew and Dr. Jeffrey Gelfand, among others, are critical advisors and consultants of Novelos and are associated with Medical University of South Carolina, Harvard Medical School and other institutions. Their association with these universities and institutions may currently or in the future involve conflicting interests.

IF NOVELOS IS UNABLE TO ADEQUATELY PROTECT OR ENFORCE ITS RIGHTS TO INTELLECTUAL
PROPERTY OR SECURE RIGHTS TO THIRD-PARTY PATENTS, NOVELOS MAY LOSE VALUABLE
RIGHTS, EXPERIENCE REDUCED MARKET SHARE, ASSUMING ANY, OR INCUR COSTLY
LITIGATION TO PROTECT SUCH RIGHTS.

         Novelos's ability to obtain licenses to patents, maintain trade secret protection and operate without infringing the proprietary rights of others will be important to its commercializing any products under development. Therefore, any disruption in access to the technology could substantially delay the development of Novelos's technology.

         The patent positions of biotechnology and pharmaceutical companies, including Novelos's, which involves licensing agreements, are frequently uncertain and involve complex legal and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued or in subsequent legal proceedings. Consequently, Novelos's patent applications and any issued and licensed patents may not provide protection against competitive technologies or may be held invalid if challenged or circumvented. Novelos's competitors may also independently develop products similar to Novelos's or design around or otherwise circumvent patents issued or licensed to Novelos. In addition, the laws of some foreign countries may not protect Novelos's proprietary rights to the same extent as U.S. law.

         Novelos also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. Novelos generally requires its employees, consultants, advisors and collaborators to execute appropriate confidentiality and
assignment-of-inventions agreements. These agreements typically provide that all materials and confidential information developed or made known to the individual during the course of the individual's relationship with Novelos is to be kept confidential and not disclosed to third parties except in specific circumstances, and that all inventions arising out of the individual's relationship with Novelos shall be Novelos's exclusive property. These agreements may be breached, and in some instances, Novelos may not have an appropriate remedy available for breach of the agreements. Furthermore,
Novelos's competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer Novelos's information and techniques, or otherwise gain access to Novelos's proprietary technology.
Novelos may be unable to meaningfully protect its rights in trade secrets, technical know-how and other non-patented technology.

                                       27

         Although Novelos's trade secrets and technical know-how are important, its continued access to the patents is a significant factor in the development and commercialization of its products. Aside from the general body of scientific knowledge from other drug delivery processes and technology, these patents, to the best of Novelos's knowledge and based upon its current scientific data, are the only intellectual property necessary to develop Novelos's products, including NOV-002 and NOV-205. Novelos does not believe that it is or will be violating any patents in developing its technology.

         Novelos may have to resort to litigation to protect its rights for certain intellectual property, or to determine their scope, validity or enforceability. Enforcing or defending Novelos's rights is expensive, could cause diversion of its resources and may not prove successful. Any failure to enforce or protect Novelos's rights could cause it to lose the ability to exclude others from using its technology to develop or sell competing products.

NOVELOS HAS LIMITED MANUFACTURING EXPERIENCE, AND ONCE ITS PRODUCTS ARE APPROVED
IT MAY NOT BE ABLE TO MANUFACTURE SUFFICIENT QUANTITIES AT AN ACCEPTABLE COST,
OR MAY BE SUBJECT TO RISK THAT CONTRACT MANUFACTURERS COULD EXPERIENCE
SHUT-DOWNS OR DELAYS.

         Novelos remains in the research and development and clinical and pre-clinical trial phase of product commercialization. Accordingly, once its products are approved for commercial sale it will need to establish the capability to commercially manufacture its product(s) in accordance with FDA and other regulatory requirements. Novelos has limited experience in establishing, supervising and conducting commercial manufacturing. If Novelos fails to adequately establish, supervise and conduct all aspects of the manufacturing processes, it may not be able to commercialize its products.

         Novelos presently plans to rely on third party contractors to manufacture its products. This may expose it to the risk of not being able to directly oversee the production and quality of the manufacturing process.
Furthermore, these contractors, whether foreign or domestic, may experience regulatory compliance difficulty, mechanical shut-downs, employee strikes or other unforeseeable acts that may delay production.

DUE TO NOVELOS'S LIMITED MARKETING, SALES AND DISTRIBUTION EXPERIENCE, IT MAY BE
UNSUCCESSFUL IN ITS EFFORTS TO SELL ITS PRODUCTS, ENTER INTO RELATIONSHIPS WITH
THIRD PARTIES OR DEVELOP A DIRECT SALES ORGANIZATION.

         Novelos has not yet had to establish marketing, sales or distribution capabilities for its proposed products. Until such time as its products are further along in the regulatory process, it will not devote any meaningful time and resources to this effort. At the appropriate time, Novelos intends to enter into agreements with third parties to sell its products, or it may develop its own sales and marketing force. Novelos may be unable to establish or maintain third-party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with Novelos's competitors.

                                       28

         If Novelos does not enter into relationships with third parties for the sales and marketing of its products, it will need to develop its own sales and marketing capabilities. Novelos has limited experience in developing, training or managing a sales force. If Novelos chooses to establish a direct sales force, it may incur substantial additional expenses in developing, training and managing such an organization. Novelos may be unable to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, Novelos will compete with many other companies that currently have extensive marketing and sales operations. Its marketing and sales efforts may be unable to compete against these other companies. Novelos may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all.

         Novelos may be unable to engage qualified distributors. Even if engaged, these distributors may:

         o        fail to satisfy financial or contractual obligations to
                  Novelos;

         o        fail to adequately market Novelos's products;

         o        cease operations with little or no notice; or

         o        offer, design, manufacture or promote competing products.

         If Novelos fails to develop sales, marketing and distribution channels, it would experience delays in product sales and incur increased costs, which would harm its financial results.

IF NOVELOS IS UNABLE TO CONVINCE PHYSICIANS AS TO THE BENEFITS OF ITS INTENDED
PRODUCTS, IT MAY INCUR DELAYS OR ADDITIONAL EXPENSE IN ITS ATTEMPT TO ESTABLISH
MARKET ACCEPTANCE.

         Broad use of Novelos's products may require physicians to be informed regarding these products and their intended benefits. The time and cost of such an educational process may be substantial. Inability to successfully carry out this physician education process may adversely affect market acceptance of
Novelos's products. Novelos may be unable to timely educate physicians regarding its intended products in sufficient numbers to achieve its marketing plans or to achieve product acceptance. Any delay in physician education may materially delay or reduce demand for Novelos's products. In addition, Novelos may expend significant funds towards physician education before any acceptance or demand for its products is created, if at all.

NOVELOS MAY HAVE DIFFICULTY RAISING NEEDED CAPITAL IN THE FUTURE BECAUSE OF ITS
LIMITED OPERATING HISTORY AND BUSINESS RISKS ASSOCIATED WITH NOVELOS.

         Novelos currently generates no revenue from its proposed products or otherwise. Itdoes not know when this will change. It has expended and will continue to expend substantial funds in the research, development and clinical and pre-clinical testing of its drug compounds. Novelos will require additional funds to conduct research and development, establish and conduct clinical and pre-clinical trials, establish commercial-scale manufacturing arrangements and provide for the marketing and distribution of its products. Additional funds may not be available on acceptable terms, if at all. If adequate funds are unavailable from any available source, Novelos may have to delay, reduce the scope of or eliminate one or more of its research or development programs or product launches or marketing efforts, which may materially harm its business, financial condition and results of operations.

                                       29

         Novelos's long-term capital requirements are expected to depend on many factors, including:

         o        the number of potential products and technologies in
                  development;

         o        continued progress and cost of the Novelos's research and
                  development programs;

         o        progress with pre-clinical studies and clinical trials;

         o        the time and costs involved in obtaining regulatory clearance;

         o        costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

         o        costs of developing sales, marketing and distribution channels and Novelos's ability to sell its drugs;

         o        costs involved in establishing manufacturing capabilities for clinical trial and commercial quantities of Novelos's drugs;

         o        competing technological and market developments;

         o        market acceptance for Novelos's products;

         o        costs for recruiting and retaining management, employees and consultants; and

         o        costs for training physicians

         Novelos may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. The Company may seek to raise any necessary additional funds through the exercising of warrants, equity or debt financings, collaborative arrangements with corporate partners or other sources, which may be dilutive to existing stockholders or otherwise have a material effect on the Company's current or future business prospects. In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, Novelos may have to relinquish economic and/or proprietary rights to some of its technologies or products under development that it would otherwise seek to develop or commercialize by itself.
If adequate funds are not available, Novelos may be required to significantly reduce or refocus its development efforts with regard to its drug compounds.

THE MARKET FOR NOVELOS'S PRODUCTS IS RAPIDLY CHANGING AND COMPETITIVE, AND NEW
THERAPEUTICS, NEW DRUGS AND NEW TREATMENTS WHICH MAY BE DEVELOPED BY OTHERS
COULD IMPAIR NOVELOS'S ABILITY TO MAINTAIN AND GROW ITS BUSINESS AND REMAIN
COMPETITIVE.

         The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Developments by others may render
Novelos's technologies and intended products noncompetitive or obsolete, or
Novelos may be unable to keep pace with technological developments or other market factors. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than
Novelos does, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for
Novelos. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors'
financial, marketing, manufacturing and other resources.

                                       30

         Novelos is a development-stage enterprise that has heretofore operated with limited day-to-day business management, operating as a vehicle to hold certain technology for possible future exploration, and has been and will continue to be engaged in the development of new drugs and therapeutic technologies. As a result, Novelos's resources are limited and it may experience management, operational or technical challenges inherent in such activities and novel technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competition. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to Novelos's technology. Novelos's competitors may develop drug delivery technologies and drugs that are more effective than Novelos's intended products and, therefore, present a serious competitive threat to Novelos.

         The potential widespread acceptance of therapies that are alternatives to Novelos's may limit market acceptance of Novelos's products even if commercialized. Many of Novelos's targeted diseases and conditions can also be treated by other medication or drug delivery technologies. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for Novelos's technologies and products to receive widespread acceptance if commercialized.

IF USERS OF NOVELOS'S PRODUCTS ARE UNABLE TO OBTAIN ADEQUATE REIMBURSEMENT FROM
THIRD-PARTY PAYERS, OR IF NEW RESTRICTIVE LEGISLATION IS ADOPTED, MARKET
ACCEPTANCE OF NOVELOS'S PRODUCTS MAY BE LIMITED AND IT MAY NOT ACHIEVE
ANTICIPATED REVENUES.

         The continuing efforts of government and insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect Novelos's future revenues and profitability, and the future revenues and profitability of Novelos's potential customers, suppliers and collaborative partners and the availability of capital.
For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United
States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. While
Novelos cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could materially harm
Novelos's business, financial condition and results of operations.

         Novelos's ability to commercialize its products will depend in part on the extent to which appropriate reimbursement levels for the cost of its products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as health maintenance organizations ("HMO's"). Third-party payers are increasingly challenging the prices charged for medical drugs and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMO's, which could control or significantly influence the purchase of health care services and drugs, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for or rejection of Novelos's drugs. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could materially harm Novelos's ability to operate profitably.

                                       31

NOVELOS DEPENDS UPON KEY PERSONNEL WHO MAY TERMINATE THEIR EMPLOYMENT WITH IT AT
ANY TIME, AND NOVELOS WILL NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL.

         Novelos's success will depend to a significant degree upon the continued services of its key management and advisors, including Harry Palmin,
Dr. Kenneth Tew and Dr. Jeffrey Gelfand. These individuals do not have long-term employment agreements with Novelos, and there can be no assurance that they will continue to provide service to it. In addition, Novelos's success will depend on its ability to attract and retain other highly skilled personnel. It may be unable to recruit such personnel on a timely basis, if at all. Its management and other employees may voluntarily terminate their employment with Novelos at any time. The loss of services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays in development or approval of Novelos's products, loss of sales and diversion of management resources.

FORWARD LOOKING STATEMENTS

         This Current Report on Form 8-K contains "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, many of which are beyond the Company's control.
The Company's actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors.
Important factors that may cause actual results to differ from projections include, but are not limited to, those set forth above under "Cautionary
Statements."

         In some cases, investors can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates,"
"believes," "estimates," "predicts," "potential," "proposed," "intended,"
"continue" or "objectives" or the negative of these terms or other comparable terminology. Investors should read statements that contain these words carefully, because they discuss the Company's expectations about the Company's future operating results or prospects or the Company's future financial condition or state other "forward-looking" information. There may be events in the future that the Company is not able to accurately predict or control.
Investors and potential investos should be aware that the occurrence of any of the events described elsewhere in this Current Report on Form 8-K could substantially harm the Company's business, results of operations and financial condition, and that upon the occurrence of any of these events, the value of the
Company's securities could decline, and investors could lose all or part of their investment.

         Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, growth rates, levels of activity, performance, or achievements.

                                       32

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

         The issuances described below were made by the Company in reliance upon the exemptions from registration provided under Section 4(2) of the Securities
Act of 1933, as amended, and/or Regulation D promulgated thereunder.

         As described in Items 1.01 and 2.01, on May 27, 2005 (i.e., the Initial
Closing), the Company sold 87 Units to accredited investors pursuant to a
Confidential Private Placement Memorandum, as amended. Each Unit consists of
20,000 shares of Company Common Stock and three-year warrants to purchase 10,000 shares of Company Common Stock at a purchase price equal to $2.25 per share. The
Units were offered directly by the Company and with the assistance of a
Placement Agent. In connection with the sale of Units, the Placement Agent is entitled to receive a selling commission equal to 8% of the gross proceeds of the Units sold by the Placement Agent, a non-accountable expense allowance equal to 2% of the gross proceeds of the total Units sold, warrants to purchase 10% of the shares of Common Stock sold by the Placement Agent at a purchase price of
$2.00 per share and up to 250,000 shares of Common Stock. As consideration for the Units, the Company received gross cash proceeds of $1,725,000, and three investors converted the $450,000 principal amount outstanding on certain promissory notes issued by Novelos.

         Additionally, in connection with the Merger, the Company issued
19,093,701 shares of Common Stock in exchange for the capital stock of Novelos.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

         As described in Item 2.01 above, a change in control of the Company occurred as a result of the Merger. In connection with the Merger, stockholders of Novelos have exchanged their shares of common stock of Novelos for Company
Common Stock. Accordingly, immediately following the Merger, stockholders of
Novelos own a majority of the outstanding shares of the Company's Common Stock.
The information provided in Item 2.01 is incorporated herein by reference.

         The following tables set forth beneficial ownership of Company Common
Stock as of May 27, 2005 by: (i) each director and executive officer of the
Company (including options, warrants or other rights exercisable within 60 days); (ii) all officers and executive officers, as a group, and (iii) all persons known by the Company to own more than 5% of the Company's Common Stock.
The address of each beneficial owner other than Ms. Chassman and Wood River
Trust is c/o the Company, One Gateway Center, Suite 504, Newton, MA 02458.

                                       33

AT MAXIMUM OFFERING:

                 NAME OF                            NUMBER OF
              BENEFICIAL OWNER                    SHARES OWNED        PERCENTAGE

     Harry S. Palmin (1)                             1,000,948             3.1%
     Simyon Palmin (2)                               2,226,765             6.9%
     Mark Balazovsky (3)                             1,472,871             4.6%
     David McWilliams (4)                              152,778             0.5%
     Sim Fass (5)                                      100,000             0.3%
     Howard Schneider (6)                              100,000             0.3%
     Margie Chassman  (7)                            2,475,000             7.8%
     Wood River Trust (8)                            3,850,000            12.1%
     All directors and executive officers as         5,053,363            15.1%
     a group (7 persons) (9)

                                       34

AT MINIMUM OFFERING:

                     NAME OF                      NUMBER OF
                 BENEFICIAL OWNER                SHARES OWNED        PERCENTAGE

     Harry S. Palmin (1)                          1,000,948               3.8%
     Simyon Palmin (2)
                                                  2,226,765               8.6%
     Mark Balazovsky (3)                                                  5.8%
                                                  1,472,871
     David McWilliams (4)                                                 0.6%
                                                   152,778
     Sim Fass (5)                                                         0.4%
                                                   100,000
     Howard Schneider (6)                          100,000                0.4%
     Margie Chassman (7)                         2,475,000                9.7%
     Wood River Trust (8)                        3,850,000               15.2%
     All Directos and Executive Officers as                              18.7%
     a Group (7 persons)(9)                     5,053,363

(1)  Includes 737,130 shares issuable upon exercise of stock options.

(2)  Includes 487,826 shares issuable upon exercise of stock options.

(3)  Includes 20,000 shares issuable upon exercise of stock options.

(4)  Consists of 152,778 shares issuable upon exercise of stock options.

(5)  Consists of 100,000 shares issuable upon exercise of stock options.

(6)  Consists of 100,000 shares issuable upon exercise of stock options.

(7)  Margie Chassman is married to David Blech. Mr. Blech disclaims beneficial ownership of these shares. In 1990 Mr. Blech founded D. Blech & Company, which, until it ceased doing business in September 1994, was a registered broker-dealer involved in underwriting biotechnology issues. In May 1998,
     David Blech pled guilty to two counts of criminal securities fraud, and, in
     September 1999, he was sentenced by the U.S. District Court for the
     Southern District of New York to five years' probation, which was completed in September 2004. Mr. Blech also settled administrative charges by the
     Commission in December 2000 arising out of the collapse in 1994 of D. Blech
     & Co., of which Mr. Blech was President and sole stockholder. The settlement prohibits Mr. Blech from engaging in future violations of the federal securities laws and from association with any broker-dealer. In addition, the District Business Conduct Committee for District No.10 of
     NASD Regulation, Inc. reached a decision, dated December 3, 1996, in a matter styled District Business Conduct Committee for District No. 10 v.
     David Blech, regarding the alleged failure of Mr. Blech to respond to requests by the staff of the National Association of Securities Dealers,
     Inc. ("NASD") for documents and information in connection with seven customer complaints against various registered representatives of D. Blech
     & Co. The decision found that Mr. Blech failed to respond to such requests in violation of NASD rules and that Mr. Blech should, therefore, be censured, fined $20,000 and barred from associating with any member firm in any capacity. Furthermore, Mr. Blech was discharged in bankruptcy in the
     United States Bankruptcy Court for the Southern District of New York in
     March 2000.

                                       35

(8)  The address of Wood River Trust is c/o Michael C. Doyle, Co-Trustee, c/o
     Stewart Management Company, 1410 Nemours Building, 1007 Orange Street,
     Wilmington, Delaware 19801.

(9)  Includes 1,597,734 shares issuable upon exercise of stock options.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF PRINCIPAL OFFICERS.

         In connection with the Merger, the Company's director, Edward Panos, resigned. Additionally, the Company's sole officer, Edward Panos, President,
Chief Executive Officer, Treasurer and Principal Accounting Officer Secretary,
resigned from all positions with the Company.

         The following table sets forth information regarding the new members of the Company's Board of Directors and its executive officers following the
Merger:

NAME                             POSITION
----                             --------

Harry S. Palmin          President, Acting CEO, CFO, Director

Simyon Palmin            Chairman of the Board, Director of Russian Relations

Mark Balazovsky          Director

Sim Fass, Ph.D.          Director

David B. McWilliams      Director

Howard M. Schneider      Director

HARRY S. PALMIN, PRESIDENT, ACTING CEO, CFO, DIRECTOR. Mr. Palmin has been
President, CFO and Director of Novelos since 1998, heading up Novelos'
operations, finance, business development, as well as overseeing clinical development. Prior to joining Novelos, Mr. Palmin was Vice President at Lehman
Brothers from 1996 to 1998 and was responsible for sales, product and risk management in Private Client Services. He was an Associate at Morgan Stanley &
Co. from 1993 to 1996. Mr. Palmin has a B.A. degree in Economics and Business, magna cum laude, and an M.A. degree in International Economics and Finance from the International Business School at Brandeis University. He studied at the
London School of Economics and the Copenhagen Business School. Mr. Palmin is
fluent in Russian and English.

                                       36

SIMYON PALMIN, CHAIRMAN OF THE BOARD OF DIRECTORS, DIRECTOR OF RUSSIAN
RELATIONS. Mr. Palmin founded Novelos in 1996. He has over 40 years of business experience in Russia and the United States. Since 1989, Mr. Palmin has been a
Partner of Kent International Ltd. and RAMEC Invest, venture capital and business development companies that make investments in Russian Federation companies, including ZAO BAM. From 1984 to 1998, Mr. Palmin was Vice President
Strategic Planning and Vice President New Product Development of Design
Components Inc., a factory automation company. Mr. Palmin received a Bachelor of
Science degree in Naval Instrumentation from St. Petersburg Navy Institute, St.
Petersburg, Russia and a Master of Aviation degree in Aviation Instrumentation from the Institute of Aviation Instrumentation, St. Petersburg, Russia. He
completed the studies for a Ph.D. in Electrical Engineering. Mr. Palmin has been granted 11 Russian patents and four U.S. patents in automation, and has numerous publications in the field. Mr. Palmin is fluent in Russian and English.

MARK B. BALAZOVSKY, DIRECTOR. Mr. Balazovsky founded ZAO BAM, a Russian pharmaceutical company carrying out research, development and commercialization of drugs derived from oxidized glutathione, in 1992. Since then, Mr. Balazovsky has been General Director of ZAO BAM. Since 1993, Mr. Balazovsky has also been
President of the Foundation for Medical-Pharmaceutical Programs, which was founded by 26 leading research and development and clinical organizations in the
Russian Federation. Mr. Balazovsky is also Chairman of the Board of Uyut, a company he joined in 1975. Uyut was one of the first state-owned real estate rental companies in St. Petersburg, Russia and subsequently became a private company. Mr. Balazovsky was employed by the Radio-Technical Research and
Development Facility from 1965 to 1975 as an engineer and Deputy Chief Designer.
While holding these positions, he contributed to the development of a deep-space radionavigation system. From 1960 to 1965, he was employed at the Research and
Development Facility of long-range communications as an engineer. Mr. Balazovsky holds Bachelor of Science and Master of Science degrees in Radiocommunications and Radiobroadcasting from the Institute of Communications, St. Petersburg,
Russia.

SIM FASS, PH.D., DIRECTOR. Dr. Fass has 35 years of senior pharmaceutical management experience. He retired from Savient Pharmaceuticals (SVNT; formerly
Bio-Technology General Corp) after a 21 year tenure in which he served as CEO and Chairman from 1997-2004; President and CEO from 1984-1997; and COO from
1983-1984. Savient develops and commercializes specialty pharmaceuticals, some of which are genetically engineered. Under Dr. Fass' leadership, Savient achieved revenues in excess of $100 million in 2004. From 1980-1983, Dr. Fass was Vice President and General Manager of Wampole Laboratories, a division of
Carter Wallace focusing on diagnostics of infectious diseases, immune-related disorders and reproduction. From 1969-1980, he held a number of marketing, sales and senior management positions at Pfizer, Inc in both pharmaceuticals and diagnostics. He received a BS degree in biology and chemistry from Yeshiva
College and a doctoral degree in developmental biology/biochemistry from the
Massachusetts Institute of Technology.

DAVID B. MCWILLIAMS, DIRECTOR. Mr. McWilliams is currently CEO of
PharmaFrontiers Corp (PFTR). He has over 30 years of experience building public and private biopharmaceutical / healthcare companies. Since 1992, as an investor and CEO, Mr. McWilliams has led several companies at key points of their development. Most notably, he was President, CEO and Director of Encysive
Pharmaceuticals (ENCY). At Encysive, he raised $250 million in public financings and corporate partnerships. Under his leadership the company developed, licensed, and received FDA approval in 2000 for an anticoagulant, Argatroban, which is currently marketed by Glaxo Smith Kline. From 1980 to 1992, Mr.
McWilliams was President and CEO of several healthcare companies. From 1972 to
1980, he was an executive at Abbott Laboratories, rising to General Manager for
South Africa. Previously, he was a management consultant at McKinsey & Co. Mr.
McWilliams received an MBA in Finance from the University of Chicago, and B.A.
in Chemistry, Phi Beta Kappa, from Washington and Jefferson College. Mr.
McWilliams has been a Director of Texas Health Plan, GenTrans Technology,
Zonagen (ZONA), Encysive Pharmaceuticals (ENCY), DIFCO Laboratories and
Structural Bioinformatics. He is currently a Director of Fairway Medical
Technologies, Houston Technology Center, and Texas Healthcare and Bioscience
Institute.

                                       37

HOWARD M. SCHNEIDER, DIRECTOR. Mr. Schneider has over 35 years experience as a senior financial industry executive and more recently as president of two technology start-ups. He was an executive with Bankers Trust Company from
1965-1999, where he was President of BT Securities Corporation for ten years, taking this corporate vehicle from 2 employees to 900, with annual revenues in excess of $1 billion. Mr. Schneider has provided testimony and lobbied before
Congress and the executive branch on numerous occasions. Mr. Schneider served as a director of Penril DataComm, a NASDAQ-listed company, from 1988 until its successful sale in 1996. During the last four years of that tenure, he was also chairman of the audit committee. He is an active volunteer with community and educational institutions. Mr. Schneider received an AB magna cum laude in
Economics from Harvard College, and received an MBA with distinction from New
York University.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements

         Annexed hereto as Exhibit 3 are financial statements for Novelos
Therapeutics, Inc. as at December 31, 2004 and for the period then ended.
Concurrently with the closing of the Merger and the Initial Closing, Novelos completed a restructuring of its balance sheet (the "Recapitalization").
Pursuant to the Recapitalization, the existing creditors of Novelos holding approximately $4.4 million of obligations of Novelos agreed to convert those obligations into approximately 2,560,000 shares of Common Stock and cash payments of approximately $470,000, some of which were payable at the Initial
Closing and the balance of which will be payable out of the proceeds of subsequent closings or other funds available to the Company. In addition, certain of the creditors and other parties, including The Oxford Group, will receive royalty rights with respect to Novelos's products equal in the aggregate to 2% of the revenues generated by Novelos on its oxidized glutathione products for the life of the related patents held by Novelos. After giving effect to the
Recapitalization, Novelos has eliminated substantially all of the liabilities shown on its balance sheet at December 31, 2004.

         In accordance with Instruction 4 of this Item 9.01, any additional financial statements and pro forma information required by this Item will be filed by an amendment to this Current Report as soon as practicable but in no event later than 71 days after the filing of this Current Report.

                                       38

(b) Exhibits

Exhibit       Description
-------       -----------
1.            Form of Securities Purchase Agreement

2.            Agreement and Plan of Merger among Common Horizons, Inc., Nove
              Acquisition, Inc. and Novelos Therapeutics,  Inc. dated
              May 26, 2005

3.            Financial Statements of Novelos Therapeutics, Inc.

                                       39

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   June 2, 2005

                                                         COMMON HORIZONS, INC.

                                                   By:   /s/  HARRY S. PALMIN
                                                         ---------------------
                                                   Its:  Chief Executive Officer

                                       40

                                  EXHIBIT INDEX
Exhibit  Description
-------  ------------
1.       Form of Securities Purchase Agreement

2        Agreement and Plan of Merger among Common Horizons, Inc., Nove
         Acquisition, Inc. and Novelos Therapeutics, Inc. dated May 26, 2005

3.       Financial Statements of Novelos Therapeutics, Inc.

                                       41